EXHIBIT 99.2

CONTACT:	Lynne Allan Union State Bank (845) 365-4636 lallan@unionstate.com

For Immediate Release

Union State Bank Promotes Lawrence D. Stewart to Executive Vice President and Chief Lending Officer

Orangeburg, NY (October 2005) -Raymond J. Crotty, President of Union State Bank is pleased to announce the appointment of Lawrence D. Stewart to Executive Vice President and Chief Lending Officer. Mr. Stewart will be responsible for managing the Bank’s commercial lending operations. He will supervise all Commercial Loan Officers, set business development goals and initiatives and monitor the results of these efforts. He has been appointed to the Bank’s Management Committee and Asset-Liability Committee and will continue to serve on the Management Loan Committee.

“Larry treats customers like no one else can; he has generated a top quality loan portfolio of over a quarter of a billion dollars. To produce such a substantial and quality loan operation, in line with the conservative lending and management philosophy of the Bank, is nothing less than exceptional,” stated Mr. Crotty.

Mr. Stewart joined Union State Bank in 1992 as Senior Commercial Loan Officer, Vice President. In 1997 he was further promoted to Senior Vice President where he was responsible for maintaining major loan relationships focused primarily on construction lending.

Mr. Stewart began his banking career in 1974 with Manufacturers Hanover Trust Company as a Management Trainee and has since held various senior positions within the banking industry. He holds a bachelor’s degree in History from Franklin & Marshall College and a degree in Corporate Banking from Manchester (UK) Business School. He currently serves as an Advisory Trustee of the Hackley School in Tarrytown, New York and is an active member of Sleepy Hollow Country Club. Mr. Stewart resides in Ossining with his wife; they have one grown son.

Union State Bank is a full service New York State chartered, commercial bank with approximately $3 billion in assets. The Bank was founded in 1969 in Rockland County where it is headquartered and has the number one market share. In addition to its branches in Westchester and Rockland Counties, it has one location each in Stamford, CT, Manhattan and Goshen, NY. Union State Bank is a subsidiary of U.S.B. Holding Co., Inc., whose common stock is listed on the New York Stock Exchange, trading under the symbol “UBH”. Further information on Union State Bank can be found by logging on to www.unionstate.com.